Exhibit 4.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement dated May 30, 2008

BETWEEN:

MARK J. MURRAY

(“Executive”)

AND:

TEKMIRA PHARMACEUTICALS CORPORATION, a

corporation incorporated under the laws of British Columbia

(“Tekmira”)

BACKGROUND

A. The Executive has been employed since September 30, 2000 as the President and Chief Executive Officer of Protiva Biotherapeutics Inc. (“Protiva”).

B. On March 28, 2008, Tekmira, Protiva, and Protiva’s shareholders, including the Executive, entered into a Share Purchase Agreement under which it was proposed that, subject to shareholder approval and satisfaction of certain other conditions, Tekmira would purchase all of Protiva’s issued and outstanding shares from its shareholders in exchange for shares and options in Tekmira, and Protiva would become a wholly owned subsidiary of Tekmira (the “Protiva Transaction”).

C. Effective on the closing of the Protiva Transaction on May 30, 2008, Tekmira wishes to continue to employ the Executive in the positions of President and Chief Executive Officer, on and subject to the terms and conditions of this Agreement, and the Executive wishes to accept the offer of continuing employment.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	EMPLOYMENT

1.1	Tekmira will employ the Executive, and the Executive will serve Tekmira, subject to and in accordance with the terms of this Agreement.

1.2	The Executive:

(a)	will be employed in the positions of President and Chief Executive Officer of Tekmira and of all of its subsidiaries, including Protiva;

(b)	will report directly to the Board; and

(c)	will perform those duties and responsibilities specified in Appendix A.

1.3	The Executive will comply with any written policies that Tekmira may, from time to time, establish or change concerning its business and the conduct of its employees, upon publication of those policies to the Executive, and providing that such policies are not inconsistent with any of the terms of this Agreement or any other agreement between the Executive and Tekmira. For greater certainty:

(a)	if there is a conflict between the terms of such policies and the terms of this Agreement (or any other agreement between the Executive and Tekmira), the terms of this Agreement (or such other agreement, as the case may be) will prevail and govern; and

(b)	no provision of any policy pertaining to the suspension or termination by Tekmira of the employment of its employees, or the taking of other disciplinary action by Tekmira against its employees, will apply to the Executive, and Tekmira will only be entitled to terminate the Executive’s employment in accordance with Part 13 of this Agreement.

1.4	This Agreement is effective as of May 30, 2008, and will continue in effect until terminated by either party in accordance with its terms.

1.5	The Executive will be deemed to have been continuously employed, for all purposes under this Agreement and for statutory purposes, since the commencement of the Executive’s employment with Protiva on September 30, 2000, which date will also continue to be the anniversary date of the Executive’s employment for all purposes under this Agreement.

1.6	The Executive and Tekmira will act with the utmost good faith towards each other with respect to all rights and obligations they may have under this Agreement or otherwise directly or indirectly relating to the Executive’s employment or relationship with Tekmira.

2.	EXCLUSIVE SERVICE

2.1	During the Executive’s employment with Tekmira, the Executive:

(a)	will diligently and faithfully devote all of the Executive’s business time, attention, energies, and abilities exclusively to the business of Tekmira and the performance of the Executive’s duties and responsibilities under this Agreement; and

(b)

subject to paragraph 2.2, will not be employed by or render services of a business, professional, or commercial nature, including services as an officer, director, employee, advisor, contractor, consultant, agent, or otherwise, to any other person, firm, entity, or business, whether for remuneration or otherwise, without the prior written authorization of the Board, such authorization not to be unreasonably withheld.

2.2	Despite paragraph 2.1, during the Executive’s employment with Tekmira, the Executive may continue to serve as a trustee of the Northwest Chapter of the Crohn’s & Colitis Foundation of America.

3.	BASE SALARY

3.1	Tekmira will pay the Executive an annual base salary of $325,000 per year or such greater amount as the Board may determine from time to time in accordance with this Agreement (“Base Salary”), payable in semi-monthly instalments, on Tekmira’s normal payroll schedule.

3.2	The Board will annually review the Base Salary and determine if any increase is appropriate, having regard to the Executive’s performance and contributions and any other factor or factors the Board may consider appropriate.

4.	BONUS PLAN

4.1	The Executive will be entitled to participate in Tekmira’s bonus plan for executive employees (“Bonus Plan”), which currently provides for bonuses based on a target bonus opportunity of 50% of the Base Salary earned by the Executive during a fiscal year, provided that the Board may determine that the amount of the payment made to the Executive under the Bonus Plan in respect of a fiscal year may be greater or lesser than the target bonus opportunity, having regard to individual or company performance milestones established from time to time by Tekmira’s Compensation Committee, and/or and any other factor or factors the Board may consider appropriate.

5.	STATUTORY DEDUCTIONS

5.1	The Base Salary, any payments under the Bonus Plan or under Part 13, and any other payment, award, or benefit made or provided to the Executive under this Agreement or otherwise are subject to all required statutory deductions and withholdings, and any other amount required by law to be deducted or withheld from such payment.

6.	INSURANCE AND OTHER BENEFITS

6.1	The Executive will be entitled to:

(a)	coverage for the Executive, and for the Executive’s spouse and children, under health insurance comparable to the health insurance provided to the Executive by Protiva, and reimbursement by Tekmira of all medical and dental expenses which the Executive, and the Executive’s spouse and children, may incur which are not covered or reimbursed by such health insurance (either in whole or in part);

(b)	life insurance in the amount of $2,000,000;

(c)	short and long term disability insurance coverage that is comparable to the coverage made available by Tekmira to its other executive employees; and

(d)	payment of all premiums required to maintain the insurance coverage referenced in subparagraphs (a) to (c) while the Executive is employed by Tekmira, and during any additional period in respect of which that insurance coverage is maintained under paragraph 13.7(b)(i).

6.2	Tekmira will maintain at its expense a policy of directors’ and officers’ liability insurance for the Executive in the Executive’s capacity as a director or officer of Tekmira or any of its affiliates or subsidiaries.

7.	SHARE OPTIONS AND OTHER EQUITY-BASED COMPENSATION

7.1	The Executive:

(a)	will, immediately upon execution of this Agreement, be entitled to receive a grant of options to purchase 150,000 (one hundred fifty thousand) common shares of Tekmira under Tekmira’s Share Option Plan adopted on April 18, 2007, as amended (“Tekmira Share Option Plan”);

(b)	may, in 2009 and thereafter, be entitled to receive further annual grants of options under the Tekmira Share Option Plan, which grants will be:

(i)	made on a prospective basis, without regard or consideration for any other shares or options which may then be held by the Executive, as issued to the Executive under the March 28, 2008 Share Purchase Agreement or the May 2, 2008 Notice and Agreement with respect to Protiva Options, or otherwise; and

(ii)	subject to the terms of the Tekmira Share Option Plan, and any applicable laws or regulatory requirements; and

(c)	may be entitled to receive additional share option grants, or grants or awards under other equity-based incentive plans or programs, if and to the extent awarded to the Executive under the terms of any other applicable share option agreement, plan, or program, or other equity-based incentive plan or program, which may, from time to time, be approved by the Board and the shareholders of Tekmira.

7.2	If there is a conflict between the terms of this Agreement and the terms of the Tekmira Share Option Plan or any other share option agreement, plan, or program, or other equity- based incentive plan or program referred to in paragraph 7.1, this Agreement will prevail and govern, unless applicable laws or regulatory requirements do not permit this, in which case the terms of the Tekmira Share Option Plan or such other share option agreement, plan, or program, or other equity-based incentive plan or program, will prevail and govern to the extent required by such laws or regulatory requirements.

8.	VACATION

8.1	The Executive will receive an annual vacation of not less than 20 working days for each fiscal year of employment under this Agreement, prorated for partial years of employment, in accordance with Tekmira’s policies regarding vacations in effect from time to time.

8.2	The Executive may take a vacation or vacations at such times as are mutually convenient to the Executive and Tekmira, provided that if the Executive does not use all of the Executive’s vacation entitlement in a given fiscal year, any unused vacation days will remain available to be used in a later year, up to the maximum number of days permitted to be carried over under Tekmira’s policies regarding vacations in effect from time to time.

8.3	If the Executive’s employment is terminated before the end of a given fiscal year, the Executive will be paid for:

(a)	any unused vacation days for previous fiscal years that the Executive was entitled to carry over under paragraph 8.2; and

(b)	any earned vacation days for the fiscal year in which the Executive’s employment is terminated, which will be determined on a prorated basis depending on the portion of the fiscal year worked by the Executive.

9.	REIMBURSEMENT OF EXPENSES

9.1	In accordance with Tekmira’s policies in effect from time to time, the Executive will be reimbursed for all travel, entertainment, accommodation, communications, and other expenses which the Executive may incur which are reasonably necessary for the discharge of the Executive’s duties and responsibilities, wherever the Executive is performing his duties and responsibilities.

9.2	The Executive will be reimbursed for all professional fees he may incur in preparing income tax returns to be filed in Canada and the United States, and all related advice and representation relating thereto not to exceed $10,000.00 annually.

10.	CONFIDENTIALITY

10.1	In this Agreement:

“Confidential Information” means all confidential or proprietary information and materials of Tekmira that are not generally known by or available to the public, including, without limitation, Work Product, inventions, discoveries, concepts, ideas, plans, strategies, developments, technologies, computer programs, formulas, algorithms, compilations, data, devices, designs, prototypes, drawings, diagrams, schematics, practices, processes, methods, products, procedures, manuals, techniques, customer and supplier lists and data, price lists, policies, records, specifications, trade secrets, research, laboratory notes, analysis, reports, studies, budgets, projections, bids, costs, financial reports and information, financing materials, training programs, sales and marketing programs, plans and strategies, regulatory filings, and correspondence, but excluding any information or materials that:

(a)	were known by the Executive before Tekmira’s disclosure of such information or materials to the Executive;

(b)	came into the Executive’s knowledge or possession from a third party who was not under any obligation to Tekmira to maintain the confidentiality of such information or materials; or

(c)	are or have become generally known by or available to the public through no fault of the Executive.

10.2	The Executive will forever:

(a)	keep private and maintain in strict confidence the Confidential Information; and

(b)	not, directly or indirectly, use, disseminate, disclose, publish, duplicate, or summarize the Confidential Information, in whole or in part, except to the extent:

(i)	required by law;

(ii)	required to enable the Executive to discharge the Executive’s duties and responsibilities under this Agreement; or

(iii)	that Tekmira first consents in writing, and the Executive complies with all terms and conditions imposed by Tekmira in the consent.

11.	WORK PRODUCT

11.1	In this Agreement:

(a)	“Business of Tekmira” means the business of Tekmira through the Executive’s Last Day of Employment, namely, commercial activity involving the development and/or use of lipid-based, nucleic acid delivery technologies, for therapeutic purposes;

(b)	“Intellectual Property” means all proprietary rights and interests in, to, or associated with Work Product, including, without limitation, all registered and unregistered copyrights, patents, industrial designs, trade-marks, trade names, trade secrets, goodwill, all applications and all rights to file applications for all of the foregoing, and all rights of action for infringement, misappropriation, or other misuse, and any other rights in and to the Work Product;

(c)	“Prior Invention” means any concept, method, process, technology, invention, development, or other work which is disclosed in Appendix B;

(d)	“Work Product” means all work product of every kind, including, without limitation, all inventions, discoveries, concepts, ideas, plans, strategies, developments, technologies, computer programs, software source and object codes, writings, formulas, algorithms, compilations, information, data, devices, designs, prototypes, drawings, diagrams, schematics, practices, processes, methods, products, procedures, manuals, techniques, and other works of authorship, and all modifications and improvements to any of the foregoing, whether or not patented, registered, or otherwise protected, that is or are invented, made, created, authored, generated, compiled, conceived, developed, completed, reduced to practice, or worked on by the Executive:

(i)	used in or relating to the Business of Tekmira; and

(ii)	resulting from work performed by the Executive for Tekmira, or with the use of Tekmira’s equipment, facilities, materials, property, or personnel;

but excluding any Prior Inventions.

11.2	Tekmira is and will be the sole owner of all Work Product and Intellectual Property.

11.3	For greater certainty:

(a)	the Executive irrevocably assigns and transfers to Tekmira all rights, title, and interest in and to all Work Product and Intellectual Property, and all rights of action for infringement or other misuse, including all rights to file applications, and all pending applications, to patent, register, or record the Work Product and Intellectual Property;

(b)	to the extent the Executive holds or acquires legal title to any Work Product or Intellectual Property, the Executive holds it as trustee and agent for Tekmira; and

(c)	on request by Tekmira, the Executive will, during and after the Executive’s employment with Tekmira, execute and deliver to Tekmira all instruments that Tekmira considers necessary to effect, perfect, register, or record its interest in Work Product and Intellectual Property, or to patent, register, or record Work Product and Intellectual Property in Tekmira’s name, or to obtain, maintain, or enforce its rights and interest in Work Product and Intellectual Property in connection with any interference, litigation, opposition, or other proceeding to which Work Product or Intellectual Property is relevant, provided that Tekmira reimburses the Executive for all reasonable expenses incurred to fulfill these obligations.

11.4	The Executive irrevocably nominates, appoints, and constitutes Tekmira as the Executive’s true and lawful attorney with power to do all things and execute all documents on the Executive’s behalf as may be required to give effect to this Part 11, including, without limitation, the actions contemplated in paragraph 11.3. The attorney so appointed may exercise this power as the attorney deems appropriate to give effect to the intent of this Part 11.

11.5	The Executive will, during and after the Executive’s employment with Tekmira, assist Tekmira as much as is reasonably necessary to establish, protect, and enforce Work Product and Intellectual Property, provided that Tekmira:

(a)	reimburses the Executive for all reasonable expenses thereby incurred; and

(b)	provides reasonable compensation to the Executive for efforts thereby expended after the end of the Executive’s employment with Tekmira.

11.6	The Executive irrevocably waives in favour of Tekmira any and all moral rights that the Executive may have with respect to any Work Product, including, without limitation, the right to attribution of authorship, the right to restrain or claim damages for any distortion, mutilation, modification, or enhancement of any Work Product, and the right to retain, use, or reproduce any Work Product in any context and in connection with any product, service, or business, and Tekmira may use or alter any Work Product as Tekmira sees fit.

11.7	At the end of the Executive’s employment, the Executive will return to Tekmira all Work Product and all other property of Tekmira, including, without limitation, all computers, telephones, personal digital assistants, and other equipment, and all Confidential Information, proprietary or licensed computer programs, customer lists, customer data, books, records, forms, specifications, formulas, data, data processes, designs, papers, and writings relating to the Business of Tekmira, and any copies thereof, in the Executive’s possession.

12.	RESTRICTIONS ON SOLICITATION AND COMPETITION

12.1	In this Agreement:

(a)	“Business of Tekmira” means the business of Tekmira through the Executive’s Last Day of Employment, namely, commercial activity involving the development and/or use of lipid-based, nucleic acid delivery technologies, for therapeutic purposes;

(b)	“Competitor of Tekmira” means any person, persons, entity, firm, association, corporation, or other business enterprise engaged in any commercial activity, anywhere in the world, that is or is being prepared to be in competition with the Business of Tekmira, including, without limitation, the development, manufacture, or sale of any product or service in competition with a product or service developed, in development, manufactured, or sold by Tekmira through the Executive’s Last Day of Employment.

12.2	While the Executive is employed by Tekmira and for a period of 24 months after the Last Day of Employment, the Executive will not, whether as an officer, director, employee, advisor, contractor, consultant, agent, or otherwise, either on his own or in conjunction with any person, persons, entity, firm, association, corporation, or other business enterprise, or in any other manner whatsoever, directly or indirectly:

(a)	solicit or attempt to solicit any employee, consultant, customer, or supplier of Tekmira in any manner that may reasonably be expected to interfere with, impair, or damage the business or commercial interests of Tekmira;

(b)	wilfully interfere with, impair, or damage any relationship between Tekmira and any employee, consultant, customer, or supplier of Tekmira; or

(c)	subject to paragraph 12.3, enter into, carry on, engage in, or be connected with or interested in any commercial activity anywhere in the world that is, will be, or is being prepared to be in direct competition with the Business of Tekmira, and that is substantially related to any business, activity, or services:

(i)	that the Executive engaged in or performed for or on behalf of Tekmira through the Executive’s Last Day of Employment; or

(ii)	for which the Executive had responsibility with Tekmira through the Executive’s Last Day of Employment.

12.3	For greater certainty, the Executive will not be in breach of paragraph 12.2(c) by virtue of the Executive:

(a)	investing, owning shares, or holding any other interest in any corporation, business, firm, association, or other entity that is not a Competitor of Tekmira; or

(b)	holding, for portfolio purposes and as a passive investor, no more than 5% of the issued and outstanding shares of (or of any other interest in) any Competitor of Tekmira.

13.	TERMINATION

13.1	In this Agreement:

(a)	“Base Annual Compensation” means the sum of:

(i)	the Base Salary; and

(ii)	the Bonus Target;

(b)	“Bonus Target” means an amount equal to 50% of the Base Salary;

(c)	“Cause” means any serious misconduct by the Executive that would constitute just cause for the termination of the Executive’s employment by Tekmira under the common law, and, for greater certainty, does not include an act or omission by the Executive that is contrary to a policy of Tekmira if such act or omission would not otherwise constitute just cause for the termination of the Executive’s employment by Tekmira under the common law;

(d)	“Change of Control” means the occurrence of any one or more of the following events:

(i)	the acquisition, aggregation, or continuing ownership by any person, entity, or group of persons or entities acting jointly or in concert (“Acquirors”), directly or indirectly, of beneficial ownership or control of Voting Shares or Convertible Securities (including, without limitation, the power to vote or direct the voting thereof), as a result of which the Acquirors and/or associates and/or affiliates of the Acquirors become entitled for the first time (assuming the conversion, exchange or exercise of Convertible Securities beneficially owned or controlled by the Acquirors and associates and affiliates of the Acquirors) to cast or direct the casting of 50% or more of the votes attached to all shares in the capital of Tekmira that may be cast to elect directors (regardless of whether a meeting has been called to elect directors);

(ii)	the sale, lease, exchange, or other disposition of all or substantially all of the assets or business of Tekmira;

(iii)	a consolidation, merger, amalgamation, arrangement, reorganization, or other business combination involving Tekmira, as a result of which the holders of Voting Shares and Convertible Securities immediately before the completion of such transaction hold less than 50% of the outstanding common shares and other shares entitled to vote for the election of directors of the successor corporation or entity after completion of the transaction;

(iv)	the replacement or removal from the Board, before May 30, 2010, of any of the directors who were nominated by Protiva on or before May 30, 2008, or their successors (collectively, the “Protiva Directors”), without the approval of a majority of the Protiva Directors then serving;

(v)	the adoption of a resolution to wind up, dissolve, or liquidate Tekmira; or

(vi)	the adoption of a resolution by the Board declaring that a Change of Control has occurred;

(e)	“Convertible Securities” means securities convertible into, exchangeable for, or representing the right to acquire Voting Shares;

(f)	“Good Reason” means the occurrence, without the Executive’s written consent (except in connection with the termination of the Executive’s employment for Cause) of any one or more of the following events:

(i)

a reduction or adverse change in the Executive’s title, position, office, duties or responsibilities of employment, or the Executive’s reporting relationships, including any removal of the Executive from, or any failure to re-elect or re-appoint the Executive to any such position or office, including as a director of Tekmira, or as a director or officer of any of its affiliates or subsidiaries;

(ii)	a reduction in the Executive’s Base Salary or the Executive’s target bonus opportunity under the Bonus Plan;

(iii)	a reduction in the overall value of the Executive’s benefits under Part 6, or the right of the Executive, or of the Executive’s spouse and children, to reimbursement of medical and dental expenses under Part 6;

(iv)	a reduction in the extent to which the Executive is entitled to be reimbursed for expenses under Part 9;

(v)	any act or omission by Tekmira at the time of, or within 24 months after, a Change of Control that deprives the Executive of any benefit of employment which the Executive was entitled to immediately before the Change of Control, including any failure by Tekmira to increase or improve any such benefit on a basis consistent with practices in effect immediately before the Change of Control, or, if more favourable to the Executive, on a basis consistent with practices implemented after the Change of Control with respect to other executive employees of Tekmira;

(vi)	any failure by Tekmira, at the time of, or within 24 months after, a Change of Control, to continue in effect any employee benefit plan or program, including any health, dental, or disability plan or program, any insurance policy, any retirement plan or program, or any share option or other equity-based incentive plan or program, in which the Executive participated or was entitled to participate immediately before the Change of Control, where such failure constitutes an adverse change to the Executive’s terms of employment, including any act or omission by Tekmira that has an adverse effect on the Executive’s participation or entitlement to participate in such plan or program, or that reduces or impairs the Executive’s rights or benefits under such plan or program;

(vii)	any reduction in the Executive’s annual vacation entitlement;

(viii)	any action or decision by Tekmira or by the Board requiring the Executive to change his principal place of residence to British Columbia;

(ix)	a failure by Tekmira to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations under this Agreement (or any other agreement to which the Executive is or may become a party) by any successor to Tekmira, including a successor to a material portion of its business;

(x)	a breach by Tekmira of any of its material obligations under this Agreement; or

(xi)	any other act or omission by Tekmira that would constitute a constructive dismissal under the common law;

(g)	“Last Day of Employment” means:

(i)	immediately on receipt of the Notice of Termination if the Executive’s employment is terminated by Tekmira for Cause;

(ii)	the effective date of the Notice of Termination if the Executive’s employment is terminated by the Executive without Good Reason; or

(iii)	immediately on receipt of the Notice of Termination if the Executive’s employment is terminated by Tekmira for any reason other than for Cause, or is terminated by the Executive for Good Reason;

or such later date as may otherwise be agreed between Tekmira and the Executive;

(h)	“Notice of Termination” means a written notice of termination of the Executive’s employment with Tekmira;

(i)	“Voting Shares” means common shares of Tekmira, and any other shares entitled to vote for the election of directors of Tekmira.

13.2	Tekmira may terminate the Executive’s employment at any time by giving a Notice of Termination to the Executive.

13.3	The Executive may terminate the Executive’s employment for Good Reason by giving a Notice of Termination to Tekmira within 12 months of the occurrence of any event constituting Good Reason, although the Executive will not be required to give a Notice of Termination to Tekmira if he dies within 12 months of the occurrence of any event constituting Good Reason without having previously given a Notice of Termination.

13.4	The Executive may terminate the Executive’s employment at any time without Good Reason by giving a Notice of Termination to Tekmira, providing Tekmira with 90 days’ notice of the termination of the Executive’s employment, which Tekmira may waive in whole or in part.

13.5	If the Executive’s employment is terminated by the Executive without Good Reason, Tekmira will:

(a)	pay any unpaid Base Salary earned by the Executive up to the Last Day of Employment, and, if Tekmira has waived the notice period or any part of it under paragraph 13.4, the equivalent Base Salary the Executive would otherwise have earned during the notice period;

(b)	pay the balance of any outstanding payments due to the Executive under the Bonus Plan in respect of the current fiscal year up to and including the last day of the notice period, and in respect of any previous fiscal years; and

(c)	make any payments due under paragraph 8.3 or Part 9.

13.6	If the Executive’s employment is terminated by Tekmira for Cause, Tekmira will:

(a)	pay any unpaid Base Salary earned by the Executive up to the Last Day of Employment;

(b)	pay the balance of any outstanding payments due to the Executive under the Bonus Plan in respect of the current fiscal year up to and including the Last Day of Employment, and in respect of any previous fiscal years; and

(c)	make any payments due under paragraph 8.3 or Part 9.

13.7	If the Executive’s employment is terminated by Tekmira for any reason other than for Cause or is terminated by the Executive for Good Reason, Tekmira will make the payments referred to in paragraph 13.6(a), (b) and (c), and, in addition:

(a)	Tekmira will pay the Executive a lump sum amount as severance compensation, equal to 24 months of Base Annual Compensation;

(b)	Tekmira will do one of the following, at its option:

(i)	maintain all insurance coverage and other rights of the Executive under paragraph 6.1 for a period of 24 months after the Last Day of Employment, or

(ii)	pay the Executive a further lump sum amount of 15% of the amount in paragraph 13.7(a), as compensation for loss of such insurance coverage and other rights;

(c)	if the Executive holds any options, grants, rights, warrants, or other entitlements (collectively, “Securities”) issued by Tekmira or any subsidiary or affiliate thereof for the purchase or acquisition of shares in the capital of Tekmira or any subsidiary or affiliate thereof, regardless of whether the Securities may then be exercised:

(i)	all such Securities will be deemed to be granted to the Executive, vested, and available for exercise immediately and continuing for a period that ends on the earlier of the original expiry date of the Securities and 24 months after the Last Day of Employment, subject to the terms of the Tekmira Share Option Plan or any other applicable share option agreement, plan, or program, or other applicable equity-based incentive plan, or program, and any required regulatory approval (provided that Tekmira will use its best efforts to obtain such regulatory approval); and

(ii)	if it is not possible for the Securities (or any portion thereof) to be exercised by the Executive during any portion of the period of time when clause (i) specifies that the Securities will be exercisable, the Board will further extend the period of time during which the Securities (or any portion thereof) may be exercised by the Executive, to ensure that the total period of time during which the Securities (or portion thereof) are exercisable by the Executive after the Last Day of Employment is the same as what is specified under clause (i), subject to the terms of the Tekmira Share Option Plan or any other applicable share option agreement, plan, or program, or other applicable equity-based incentive plan, or program, and any required regulatory approval (provided that Tekmira will use its best efforts to obtain such regulatory approval); and

(d)	Tekmira will make a prorated payment under the Bonus Plan in respect of the fiscal year in which the Executive’s employment is terminated, which will be determined based on the average of the actual percentage achievement of the Executive’s target bonus opportunity for the previous three fiscal years, multiplied by the Bonus Target as of the end of the month immediately before the Last Day of Employment, and prorated for the portion of the year ending on the Last Day of Employment.

13.8	For any period before May 30, 2008, the reference in paragraph 13.7(d) to the actual percentage achievement of the Executive’s target bonus opportunity:

(a)	is deemed to refer to the actual percentage achievement, as the case may be, of:

(i)	the Executive’s Performance Bonus under Section 7 of the August 31, 2001 Executive Employment Agreement between the Executive and Protiva (before that Agreement was amended on May 1, 2007); or

(ii)	the Executive’s Annual Variable Compensation under Section 2.3 of the May 1, 2007 Amending Agreement to Employment Agreement between the Executive and Protiva; and

(b)	excludes any Participation Bonus under Section 2.2 of the May 1, 2007 Amending Agreement to Employment Agreement between the Executive and Protiva.

13.9	If the Executive is unable to substantially perform his duties and responsibilities under this Agreement by reason of illness or disability for a period of 90 consecutive days or more, Tekmira may terminate the Executive’s employment, and paragraph 13.7 will apply.

13.10	If the Executive dies, the Executive’s estate will be entitled to receive:

(a)	any unpaid Base Salary earned up to the date of the Executive’s death;

(b)	the balance of any payments which may be due to the Executive under the Bonus Plan as of the date of the Executive’s death; and

(c)	any amounts due to the Executive under paragraph 8.3 or Part 9, or otherwise under this Part 13 (to the extent such amounts are not otherwise payable under this paragraph 13.10), as of the date of the Executive’s death; and

(d)	any outstanding share options or other grants or awards held by the Executive, as of the date of the Executive’s death, under the Tekmira Share Option Plan or any other share option agreement, plan, or program, or other equity-based incentive plan or program, which will continue to be governed by the provisions of the applicable agreement, plan, or program.

13.11	The Executive will not be required to seek other employment, or to otherwise mitigate any loss or damage, for the Executive or his estate to be entitled to receive any payments payable under this Agreement after termination of the Executive’s employment or as a result of the Executive’s disability or death, and no amount will be set off against any such payments on account of any remuneration or benefit that the Executive may receive as a result of any other employment the Executive may obtain, or for any other reason.

13.12	Before any payments are made to the Executive or his estate under paragraph 13.7, 13.9, or 13.10 that are in excess of any payments required under the Employment Standards Act (British Columbia), the Executive or his estate, as applicable, will execute and deliver to Tekmira a release substantially in the form attached as Appendix C.

13.13	Regardless of the reason for the termination of the Executive’s employment hereunder, the Executive may continue at his own expense after any such termination, coverage under any insurance plans under Part 6, providing the applicable insurer or insurers so permit.

14.	ENFORCEMENT

14.1	The Executive agrees that the restrictions in Parts 11 and 12 are necessary for the protection of Tekmira’s interests.

14.2	Tekmira would suffer irreparable harm as a result of any breach of the Executive’s obligations under Part 11 or 12, for which damages would not be an adequate remedy, and Tekmira may apply to the Supreme Court of British Columbia for injunctive relief for such a breach.

15.	MEDIATION OF DISPUTES

15.1	Before initiating any legal proceedings, the parties will attempt to resolve all disputes concerning the interpretation, application, or enforcement of any term of this Agreement, any alleged breach of or non-compliance with this Agreement, or otherwise arising out of or in connection with this Agreement or any aspect of the Executive’s employment or relationship with Tekmira or the termination of that employment or relationship, by mediated negotiation, and will use their best efforts to agree on a mediator and to resolve any disputes by mediation.

16.	GOVERNING LAW AND FORUM

16.1	This Agreement is deemed to be made in British Columbia, and will be governed by and construed and interpreted in accordance with the laws of British Columbia and laws of Canada applicable therein.

16.2	The Courts of British Columbia will have exclusive jurisdiction to resolve all disputes concerning the interpretation, application, or enforcement of any term of this Agreement, any alleged breach of or non-compliance with this Agreement, or otherwise arising out of or in connection with this Agreement or any aspect of the Executive’s employment or relationship with Tekmira or the termination of that employment or relationship.

17.	NOTICES

17.1	All notices and other communications required or permitted to be given under this Agreement will be in writing and delivered to the party entitled to receive them, as follows:

(a)	DR. MARK J. MURRAY

c/o Tekmira Pharmaceuticals Corporation,

200 - 8900 Glenlyon Parkway,

Burnaby, BC V5J 5J8

(b)	TEKMIRA PHARMACEUTICALS CORPORATION

200 - 8900 Glenlyon Parkway,

Burnaby, BC V5J 5J8

Fax no. 604.419.3201

Attention:        ¿

17.2	Either party may notify the other in writing of a change of address to which notices will thereafter be given.

18.	SEVERABILITY AND WAIVER

18.1	Each provision of this Agreement is a separate obligation and is severable from all other such obligations, and if any of them is held by a Court to be invalid or unenforceable, this Agreement will be construed by limiting, restricting, or reducing the application or scope of the applicable provision or provisions, to the extent necessary to comply with applicable law then in effect.

18.2	In this Agreement:

(a)	a waiver of any provision of this Agreement will not be binding unless in writing and signed by both parties;

(b)	a failure to exercise or a delay in exercising any right or remedy under this Agreement will not be deemed to be a waiver of that right or remedy; and

(c)	a waiver or excuse by either party of any default or breach by the other party of any provision of this Agreement will not waive that party’s rights in respect of any continuing or subsequent default or breach, or affect the rights of that party in respect of any such continuing or subsequent default or breach.

19.	ENUREMENT

19.1	This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

20.	INTERPRETATION

20.1	In this Agreement:

(a)	“Board” means the Board of Directors of Tekmira;

(b)	“day” means calendar day, unless otherwise specified;

(c)	“Protiva” includes, as the context may require, its affiliates, subsidiaries, associated companies, successors, and assigns; and

(d)	“Tekmira” includes, as the context may require, its affiliates, subsidiaries, associated companies, successors, and assigns.

20.2	All monetary amounts referenced in this Agreement are in Canadian currency.

20.3	Any reference in this Agreement to an enactment will be deemed to be a reference to such enactment as it may be amended or replaced from time to time, and any reference to a particular provision of an enactment will include a reference to an equivalent provision, if the enactment is amended or replaced.

20.4	Any rule of interpretation that any ambiguity is to be resolved against the drafting party is not applicable to this Agreement.

21.	OTHER RIGHTS OF THE EXECUTIVE

21.1	Nothing in this Agreement will affect or diminish any rights of the Executive under the Indemnity Agreement dated August 31, 2001 between the Executive and Protiva, the March 28, 2008 Share Purchase Agreement, the May 2, 2008 Notice and Agreement with respect to Protiva Options between the Executive and Protiva, or the May 23, 2008 Secured Promissory Note issued to the Executive by Protiva.

21.2	Subject to paragraph 21.1, if, as, and when the Executive is paid the amounts declared to be payable to him under item no. 25 of Part I of Appendix A to the March 28, 2008 Share Purchase Agreement, the Executive will then have been paid all compensation due or owing to him by Protiva.

22.	ENTIRE AGREEMENT

22.1	Subject to Part 21, this document contains the entire agreement between the parties with respect to the Executive’s employment by Tekmira, and cancels and supersedes all prior agreements and discussions between them relating to the Executive’s employment.

22.2	Except as provided in this Agreement, no amendment or variation of the terms of this Agreement will be effective or binding unless in writing and signed by both parties.

TO EVIDENCE THEIR AGREEMENT the parties have executed this Agreement on the dates appearing below.

SIGNED, SEALED AND DELIVERED	)
by MARK J. MURRAY in the presence of:	)
)
/s/ IAN MACLACHLAN	)
(Signature of Witness))		/s/ MARK J. MURRAY
	)	MARK J. MURRAY
Ian MacLachlan	)
(Print Name of Witness))
)
8040 Aves, Terrace Mission BC.	)
(Address of Witness))
)
Scientist	)
(Occupation of Witness))
)
Aug. 12, 2008)
(Date))

TEKMIRA PHARMACEUTICALS CORPORATION

By:
[UNREADABLE]
Authorized Signatory

Date:	AUGUST 31, 2008

APPENDIX A

Duties and Responsibilities of Dr. Mark J. Murray

A.	Overall responsibility for and leadership of:

•	Scientific direction and business strategy

•	Strategic and business planning, business development, budgeting, and corporate development

•	Regulatory reporting and compliance

•	Finance/Accounting, IT, and legal functions

•	Corporate governance

•	Acquisitions/Merger strategies

•	Human resource policy, including compensation, performance management, and incentives

•	Financing strategy and capital raising initiatives

•	Public relations and investor relations strategies

•	Capital market strategies/corporate finance

B.	Serving as a director of Tekmira Pharmaceuticals Corporation and of all of its subsidiaries, including Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA) Inc.

APPENDIX B

Prior Inventions

The following issued U.S. patents are Prior Inventions for the purpose of Part 11 of this Agreement:

(a)	Murray et al., Expression of Biologically Active PDGF Analogs in Eucaryotic Cells, No. 5,187,263, Issued February 16, 1993

(b)	Murray et al., Expression of Biologically Active PDGF Analogs in Eucaryotic Cells, No. 4,766,073, Issued August 23, 1988

(c)	Murray et al., Biologically Active PDGF Derived A-chain Homodimers, No. 4,889,919, Issued December 26, 1989

(d)	Murray et al., Biologically Active B-chain Homodimers, No. 5,516,896, Issued May 14, 1996

(e)	Murray et al., Biologically Active Mosaic Proteins, No. 5,498,600, Issued March 12, 1996

(f)	Murray et al., Biologically Active B-chain Homodimers, No. 5,428,010, Issued June 27, 1995

(g)	Murray et al., Biologically Active B-chain Homodimers, No. 4,845,075, Issued July 4, 1989

(h)	Foster et al., Expression of Protein C, No. 4,959,318, Issued September 25, 1990

(i)	Kelly et al., Methods for Detecting PDGF Agonist or Antagonist Activity Using PDGF a-Receptor, No. 5,618,678, Issued April 8, 1997

(j)	Foster et al., Production of Activated Protein C, No. 5,516,650, Issued May 14, 1996

(k)	Murray et al., PDGF Analogs and Methods of Use, No. 5,474,982, Issued December 12, 1995

(l)	Murray et al., PDGF Analogs and Methods of Use, No. 5,128,321, Issued July 7, 1992

(m)	Murray et al., Expression of Biologically Active PDGF Analogs in Eucaryotic Cells, No. 4,801,542, Issued January 31, 1989

(n)	Murray et al., Expression of Biologically Active PDGF Analogs in Yeast, No. 4,769,328, Issued September 6, 1988

(o)	Murray et al, Expression of Biologically Active PDGF Analogs in Eucaryotic Cells, No. 5,045,633, Issued September 3, 1991

(p)	Murray et al., Biologically Active A-chain Homodimers, No. 6,004,929, Issued December 21, 1999

2

APPENDIX C

Form of Release

I, Mark J. Murray, in consideration of the gross sum of $¿ (less required statutory deductions and withholdings), agree:

1. To release and forever discharge Tekmira Pharmaeuticals Corporation (“Tekmira”), its affiliates and subsidiaries, its and their successors and assigns, and its and their officers, directors, employees, shareholders, agents, and otherwise, as the case may be (collectively, the “Releasees”), of and from all causes of action, suits, contracts, complaints, claims, damages, costs, and expenses which, as against the Releasees, and any of them, I have ever had or now have, arising up and including the date of execution of this document, concerning:

(a)	my hiring or the termination of my employment with Tekmira, or in any other way relating directly or indirectly to my employment with Tekmira;

(b)	the loss of medical insurance, life insurance, share options, bonuses, incentive compensation, equity-based incentives, and any other form of compensation, benefit, or perquisite of my employment with Tekmira;

(c)	disability or sickness, or for insurance benefits relating thereto; and

(d)	claims arising under any Federal or Provincial statute, including specifically claims under the [names of applicable statutes to be inserted by Tekmira when the employment relationship is terminated];

provided that nothing herein will affect or diminish:

(e)	any of my rights under the March 28, 2008 Share Purchase Agreement, the May 2, 2008 Notice and Agreement with respect to Protiva Options, or the May 23, 2008 Secured Promissory Note referenced in paragraph 21.1 of my Employment Agreement with Tekmira dated May 30, 2008;

(f)	any of my rights under any Indemnity Agreement between me and Tekmira or any of its affiliates or subsidiaries, including Protiva Biotherapeutics Inc.; or

(g)	any other right to contribution or indemnity that I may otherwise have under law.

2. That I have read and understand this document, and either received legal advice about it before I signed it, or declined to obtain such advice.

3. That the foregoing consideration is accepted voluntarily, for the purpose of making a full and final settlement of all claims referenced above.

SIGNED, SEALED AND DELIVERED by	)
Mark J. Murray in the presence of:	)
)
)
Signature	)
)
Print Name	)
	)	MARK J. MURRAY
Address	)
)
Occupation	)
)
Date	)

2

BETWEEN:

MARK J. MURRAY

AND:

TEKMIRA PHARMACEUTICALS CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

Davis LLP

2800 Park Place

666 Burrard Street

Vancouver, BC V6C 2Z7

73364-00001	AAS/JKH/mef